UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/20/2013

Stereotaxis, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50884

Delaware	94-3120386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108
(Address of principal executive offices, including zip code)

314-678-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 20, 2013, Stereotaxis, Inc. (the "Company") received a notification from The Nasdaq Stock Market ("Nasdaq") that the Company is not in compliance with the $50.0 million in total assets and total revenues for the most recently completed fiscal year or for two of the last three most recently completed fiscal years as required by Nasdaq Listing Rule 5450(b)(3)(A). In addition, the Nasdaq letter states that Company does not comply with an alternative requirement of Listing Rule 5450(b) for continued listing on The Nasdaq Global Market because the Company's stockholders' equity is less than $10.0 million and the market value of listed securities of the Company is less than $50.0 million.

In the notice, Nasdaq stated that the Company may provide a plan to regain compliance with the continued listing requirements of The Nasdaq Global Market by May 6, 2013. Nasdaq will contact the Company with any questions or concerns regarding the plan. If Nasdaq accepts the plan, it can grant an extension of up to 180 calendar days from the date of the letter (that is, through September 16, 2013) to evidence compliance. If Nasdaq does not accept the plan, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel. Alternatively, the Company may consider applying to move to The Nasdaq Capital Market. The Company intends to submit a compliance plan with Nasdaq on or before May 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stereotaxis, Inc.

Date: March 25, 2013	By:	/s/ Karen Witte Duros
Karen Witte Duros
Sr. Vice President, General Counsel